UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 24, 2009

NTN BUZZTIME, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-11460	31-1103425
Commission File Number	(IRS Employer Identification No.)

5966 La Place Court, Suite 100 Carlsbad, California	92008
(Address of Principal Executive Offices)	(Zip Code)

(760) 438-7400
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                      Entry into a Material Definitive Agreement.

On April 24, 2009, NTN Buzztime, Inc. (the “Company”), entered into an Asset Purchase Agreement (the “Agreement”) with iSports Inc., a California corporation (the “Seller”) providing for the sale of substantially all of Seller’s assets used in the conduct of its business as a provider of mobile sports and entertainment content (the “Acquired Assets”) and the assumption by the Company of certain liabilities of Seller.  The sale was consummated the same day.  Pursuant to the terms of the Agreement, in consideration for the Acquired Assets, the Company issued to Seller (i) five hundred thousand (500,000) unregistered shares of the Company’s common stock, $0.005 par value per share (the “Common Stock”), (ii) a warrant to purchase one million (1,000,000) shares of unregistered Common Stock, with an exercise price of $0.30 per share, and (iii) a warrant to purchase five hundred thousand (500,000) shares of unregistered Common Stock, with an exercise price of $0.50 per share.  In addition, if certain business conditions are satisfied in each of 2009, 2010 and 2011, the Company would pay as additional consideration 35% of the amount by which the Company’s net media revenues (as defined in the Agreement) for such years exceed specified threshold amounts.  The Agreement contains customary representations, warranties and covenants.

Each of the warrants is exercisable for a period of eight years from the date of issuance and contains a cashless or net exercise provision.

The Acquired Assets were used by Seller in the business of delivering over a mobile platform near real-time sports scores and news, and unique interactive gameplay within a graphically rich user experience.  In connection with the closing under the Agreement, the Company has employed the Seller’s former CEO, Nick Glassman, and its former President and COO, Kartik Ramachandran.  There is no material relationship, other than in respect of the Agreement, between the Company and its affiliates, or any director or officer of the Company, or any associate of any such director or officer on the one hand, and the Seller or any of its directors or officers on the other hand.

ITEM 9.01                                 Financial Statements and Exhibits

(d) Exhibits

99.1	Press Release dated April 24, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NTN BUZZTIME, INC.

Dated: April 29, 2009	By:	/s/ Kendra Berger
Kendra Berger Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Document
99.1	Press release dated April 24, 2009